 THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-62861
                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 23, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 15, 1998)

                             $

(LOGO)
                         [ASSOCIATES LOGO]

          $                     % SENIOR NOTES DUE NOVEMBER 1, 20**
          $                     % SENIOR NOTES DUE NOVEMBER 1, 20**
                             ---------------------

     The Company will pay interest on the      % Senior Notes due November 1,
20** (the "20**Notes") and the      % Senior Notes due November 1, 20** (the
"20** Notes", together with the 20** Notes, the "Notes"), semiannually on May 1 and November 1 of each year, starting May 1, 1999, and at maturity. The Company may not redeem the Notes prior to maturity unless certain events occur involving United States taxation.

     Application has been made to list the Notes on the Luxembourg Stock
Exchange.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities or determined if this Prospectus Supplement or Prospectus to which it relates is truthful and complete. Any representation to the contrary is a criminal offense.

                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                          PUBLIC(1)                 DISCOUNT              COMPANY(1)(2)
Per 20** Note.....................            %                        %                        %
Total.............................            $                        $                        $
Per 20** Note.....................            %                        %                        %
Total.............................            $                        $                        $

(1) Plus accrued interest, if any, from November   , 1998.

(2) Before deduction of expenses payable by the Company estimated at
    $          .
                             ---------------------

     Delivery of the Notes in book-entry form only will be made through The
Depository Trust Company (the "Depositary") on or about November   , 1998,
against payment in immediately available funds. The Notes have been approved for clearance through the Cedel Bank and Euroclear systems.
                             ---------------------

                              Joint Book Managers:

BEAR, STEARNS & CO. INC.                                 WARBURG DILLON READ LLC
                             ---------------------

          The date of this Prospectus Supplement is October   , 1998.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS DOCUMENT.

     This Prospectus Supplement and the accompanying Prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts full responsibility for the accuracy of the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement contained or incorporated by reference herein misleading in any material respect.

     In this Prospectus Supplement and accompanying Prospectus, unless otherwise specified or the context otherwise requires, references to "dollars", "$" and "U.S.$" are to United States dollars.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K Report"), its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, and June 30, 1998 (the "1998 10-Q Reports") and its Current Reports on Form 8-K dated January 7, 1998, January 20, 1998, March 3, 1998, March 25, 1998, April 8, 1998, April 14, 1998, April 17, 1998, May 5,
1998, May 22, 1998, June 25, 1998, July 14, 1998, July 28, 1998, August 11,
1998, August 26, 1998, September 29, 1998, and October 13, 1998 (the "1998 8-K
Reports"), are incorporated in this Prospectus Supplement by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus Supplement and prior to the termination of the offering of the Notes shall be incorporated by reference into this Prospectus Supplement and shall be deemed a part of this Prospectus Supplement from the date of the filing of such documents.

     The financial statements in this Prospectus Supplement and accompanying Prospectus, incorporated by reference to the 1997 10-K Report, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), independent accountants, given on the authority of that firm as experts in accounting and auditing and have been audited by PricewaterhouseCoopers to the extent indicated in their report.

     PricewaterhouseCoopers have given and not withdrawn their written consent to the issue of this Prospectus Supplement and the accompanying Prospectus with the incorporation by reference herein of their report in the 1997 10-K Report on the audited financial statements of the Company for the financial years ended December 31, 1997.

     This Prospectus Supplement and accompanying Prospectus, together with the documents incorporated by reference herein, will be available free of charge at the main office of Banque Internationale a Luxembourg S.A., 69 route d'Esch L-1470, Luxembourg.

                                  THE COMPANY

GENERAL

     Associates Corporation of North America, a Delaware corporation (the "Company"), is a wholly-owned subsidiary and the principal operating unit of Associates First Capital Corporation ("AFCC").

     The Company is a leading, diversified consumer and commercial finance organization which provides finance, leasing and related services to individual consumers and businesses in the United States. At September 30, 1998, the Company had aggregate net finance receivables of $44.8 billion, total assets of $54.8 billion, and stockholders' equity of $6.8 billion. The Company is one of the largest independent finance companies in the United States. The Company's finance receivables are geographically dispersed across the United States and Puerto Rico. At December 31, 1997, 12% of such receivables were in California, 7% in Florida, 7% in Texas, and no other individual state had more than 5%.

     The Company divides its diverse activities into consumer finance and commercial finance. As part of its consumer finance and commercial finance activities, the Company makes available to its customers credit-related and other insurance products.

     Although the Company's finance operations are confined to the United States and Puerto Rico, certain subsidiaries of AFCC which are also affiliates of the Company operate outside the United States, including in Japan, the United Kingdom, Canada, Mexico, Costa Rica and Taiwan. The Company provides certain management and other services relating to these foreign operations. The results of such foreign operations are not included in the financial or statistical information of the Company presented herein.

     At December 31, 1997, the Company had 1,580 branch offices geographically dispersed throughout the United States and Puerto Rico and employed approximately 18,800 persons.

RECENT DEVELOPMENTS

     On August 11, 1998, AFCC announced that it had agreed to acquire the assets and assume the liabilities of Avco Financial Services, Inc. ("Avco"). AFCC has not yet determined the extent to which the Company would acquire assets or assume liabilities of Avco. AFCC expects the acquisition to be completed in late 1998 or early 1999, subject to regulatory approvals and other customary conditions. Following the announcement, each of Fitch Investors Service, L.P. and Moody's Investors Service, Inc. placed the ratings of the Company's long-term debt under review for possible downgrade due to the possible effect of the acquisition on the Company, while each of Standard & Poor's Rating Services and Duff & Phelps Credit Rating Co. reaffirmed the ratings of the Company's long-term debt.

CONSUMER FINANCE

     The Company's consumer finance operations provide a variety of consumer financing products and services, including home equity lending, personal lending, retail sales finance and purchasing participation in credit card receivables originated by an affiliate, Associates National Bank (Delaware).

     The following table shows net finance receivables outstanding attributable to the various types of consumer financing products (dollars in millions):

                  CONSUMER NET FINANCE RECEIVABLES OUTSTANDING

                                                                         AT DECEMBER 31
                                                  AT JUNE 30    ---------------------------------
                                                     1998         1997        1996        1995
                                                  -----------   ---------   ---------   ---------
                                                  (UNAUDITED)
Home Equity Lending(1)..........................   $19,127.1    $17,437.3   $15,435.9   $13,190.4
Personal Lending/Sales Finance..................     6,739.0      6,920.6     5,786.5     4,752.7
Credit Card(2)..................................     1,382.5      7,333.6     5,517.1     4,616.8
Manufactured Housing(3).........................        19.3         24.1     1,257.6     2,049.3
                                                   ---------    ---------   ---------   ---------
          Total Consumer........................   $27,267.9    $31,715.6   $27,997.1   $24,609.2
                                                   =========    =========   =========   =========

-----

(1) In March 1998, the Company securitized and sold approximately $235 million of home equity lending receivables.

(2) In April 1998, the Company sold, at book value, $5.2 billion of the Company's participation in the U.S. bankcard credit card receivables of AFCC in connection with a securitization transaction by AFCC.

(3) The Company considers its manufactured housing activities to be a commercial business principally because the predominant portion of its financing receivables is obtained from its relationships with manufacturers and dealers, notwithstanding that the credit and related risks typically are those of the consumer purchaser of the housing.

COMMERCIAL FINANCE

     The Company's commercial finance operations provide a variety of retail and wholesale financing and leasing products and services for heavy-duty (Class 8) and medium-duty (Classes 3 through 7) trucks and truck trailers and construction, material handling and other industrial and communications equipment. The Company believes that it is a leading independent source of financing for heavy-duty trucks and truck trailers in the United States. The Company also engages in a number of other commercial activities, including auto fleet leasing and fleet management services, Small Business Administration lending, employee relocation services and municipal finance.

     The following table shows net finance receivables outstanding attributable to the various types of commercial financing products (dollars in millions):

                 COMMERCIAL NET FINANCE RECEIVABLES OUTSTANDING

                                                                         AT DECEMBER 31
                                                  AT JUNE 30    ---------------------------------
                                                     1998         1997        1996        1995
                                                  -----------   ---------   ---------   ---------
                                                  (UNAUDITED)
Truck and Truck Trailer.........................   $ 9,567.9    $ 9,011.1   $ 8,077.6   $ 7,415.7
Equipment(1)....................................     4,542.2      4,899.8     4,261.4     3,729.1
Auto Fleet Leasing..............................     1,469.7      1,418.9     1,087.4       327.1
Warehouse Lending and Other(2)..................       969.5        809.1       355.4       287.2
                                                   ---------    ---------   ---------   ---------
          Total Commercial......................   $16,549.3    $16,138.9   $13,781.8   $11,759.1
                                                   =========    =========   =========   =========
Manufactured Housing(3).........................   $    19.3    $    24.1   $ 1,257.6   $ 2,049.3
                                                   =========    =========   =========   =========

---------------

(1) In March 1998, approximately $650 million of equipment finance receivables were sold at book value to AFCC.

(2) Includes warehouse lending, Small Business Administration lending and municipal finance (prior to 1997, municipal finance was included in truck and truck trailer and equipment net finance receivables).

(3) Except as otherwise indicated, the dollar amount of manufactured housing receivables is included in the dollar amount of total consumer net finance receivables throughout this document, because the credit and related risks of the manufactured housing business are similar to those of the Company's consumer finance business. However, manufactured housing operations are described as part of the Company's commercial activities because the marketing and management of manufactured housing finance products are more closely related to commercial finance products. During 1997 and 1996, AFCC or the Company securitized and sold approximately $800 million and $1.3 billion, respectively, of manufactured housing retail finance receivables, which reduced the dollar amount of participation owned by the Company in such receivables. In 1996, the servicing rights to such securitizations were transferred to Associates Housing Finance Services, Inc. ("AHFS"), an affiliate and subsidiary of AFCC. During 1997, the Company sold, at net book value, substantially all of its outstanding manufactured housing finance receivables to AHFS. Immediately subsequent to the sale, the Company repurchased a participation interest, at net book value, in substantially all of such receivables. Such participation was included in the net finance receivables of the Company until December 31, 1997 when the participation agreement was terminated. As of December 31, 1997, the receivables of the manufactured housing business were included in the consolidated accounts of AFCC and $24.1 million of manufactured housing receivables (which were not included in the AFCC participation agreement) were included in the accounts of the Company.

RELATED INSURANCE

     The Company, through certain of its subsidiaries and other third party insurance providers, makes available various credit and non-credit insurance products to its finance customers. Insurance products offered to the Company's consumer finance customers include credit life, credit accident and health, accidental death and dismemberment, involuntary unemployment and personal property insurance. Insurance products offered to the Company's commercial finance customers include commercial auto and dealers' open lot physical damage, credit life and motor truck cargo insurance. In addition to insurance underwriting, the Company also receives compensation for certain insurance programs underwritten by other companies. The Company underwrites liability insurance in certain states for its commercial auto physical damage customers.

BOARD OF DIRECTORS

     Set forth below are the names, the principal occupations and directorships in non-affiliated companies (if any) of the current members of the Board of Directors of the Company, each of whose business address in his capacity as a Director of the Company is at the Company's principal executive office.

                                                           PRINCIPAL OCCUPATION
                                                              AND PRINCIPAL
NAME                                                      EXTERNAL DIRECTORSHIPS
----                                                      ----------------------
Keith W. Hughes......................  Chairman of the Board, Chief Executive Officer and Director
                                       of the Company; Director of VISA USA, Inc. and VISA
                                       International Service Association
Harold D. Marshall...................  President, Chief Operating Officer and Director of the
                                       Company
Roy A. Guthrie.......................  Senior Executive Vice President, Chief Financial Officer and
                                       Director of the Company

                         SUMMARY FINANCIAL INFORMATION

     The following summary of certain financial information of the Company and its consolidated subsidiaries has been derived principally from information contained in the Company's 1997 10-K Report and its Quarterly Report on Form 10-Q for the six months ended June 30, 1998, available as described under "General Information" in this Prospectus Supplement and under "Available Information" in the accompanying Prospectus, and is qualified in its entirety by the detailed information and financial statements set forth therein.

                                                                                           FOR THE SIX MONTHS
                                               FOR THE YEAR ENDED DECEMBER 31                 ENDED JUNE 30
                                    ----------------------------------------------------   -------------------
                                      1993       1994       1995       1996       1997       1997       1998
                                    --------   --------   --------   --------   --------   --------   --------
                                                                                               (UNAUDITED)
                                                           (DOLLAR AMOUNTS IN MILLIONS)
REVENUE AND EARNINGS
Revenue --
  Finance charges.................  $3,250.7   $3,866.7   $4,805.3   $5,580.3   $6,428.5   $3,112.7   $3,048.0
  Insurance premiums..............     242.2      293.5      325.1      354.8      370.1      180.5      186.7
  Investment and other income.....     196.7      227.7      254.0      286.3      352.5      167.7      360.9
                                    --------   --------   --------   --------   --------   --------   --------
                                     3,689.6    4,387.9    5,384.4    6,221.4    7,151.1    3,460.9    3,595.6
Expenses --
  Interest expense................   1,291.8    1,509.7    1,979.8    2,206.7    2,543.9    1,207.7    1,402.9
  Operating expenses..............     979.6    1,191.6    1,417.8    1,603.3    1,842.5      882.5      847.1
  Provision for losses on finance
    receivables...................     468.9      569.9      729.7      963.4    1,195.6      603.1      532.4
  Insurance benefits paid or
    provided......................     114.9      144.1      135.7      142.9      142.1       71.2       72.0
                                    --------   --------   --------   --------   --------   --------   --------
                                     2,855.2    3,415.3    4,263.0    4,916.3    5,724.1    2,764.5    2,854.4
                                    --------   --------   --------   --------   --------   --------   --------
Earnings Before Provision for
  Income Taxes....................     834.4      972.6    1,121.4    1,305.1    1,427.0      696.4      741.2
Provision for Income Taxes........     310.7      369.1      413.3      482.0      524.5      255.3      269.2
                                    --------   --------   --------   --------   --------   --------   --------
Net Earnings......................  $  523.7   $  603.5   $  708.1   $  823.1   $  902.5   $  441.1   $  472.0
                                    ========   ========   ========   ========   ========   ========   ========
Ratio of Earnings to Fixed
  Charges(a)......................      1.64       1.64       1.56       1.59       1.56       1.57       1.52
                                         ---        ---        ---        ---        ---        ---        ---
                                         ---        ---        ---        ---        ---        ---        ---

---------------

(a) For purposes of computing the Ratio of Earnings to Fixed Charges, "earnings" represent earnings before provision for income taxes, plus fixed charges. "Fixed charges" represent interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

                                                              DECEMBER 31     JUNE 30
                                                                 1997          1998
                                                              -----------   -----------
                                                                            (UNAUDITED)
                                                                    (IN MILLIONS)
BALANCE SHEET DATA
Assets:
  Cash and Cash Equivalents.................................   $   294.8     $   199.7
  Investments in Debt and Equity Securities
     Bonds and Notes........................................     1,022.5       1,260.6
     Stocks.................................................       131.0         602.6
                                                               ---------     ---------
          Total Investments in Debt and Equity Securities...     1,153.5       1,863.2
  Finance Receivables, net of unearned finance income
     Consumer Finance.......................................    31,715.6      27,267.9
     Commercial Finance.....................................    16,138.9      16,549.3
                                                               ---------     ---------
          Total Net Finance Receivables.....................    47,854.5      43,817.2
  Allowance for Losses on Finance Receivables...............    (1,661.9)     (1,387.3)
  Insurance Policy and Claims Reserves......................      (762.4)       (774.1)
  Other Assets..............................................     3,652.6       9,084.7
                                                               ---------     ---------
          Total Assets......................................   $50,531.1     $52,803.4
                                                               =========     =========
Liabilities and Stockholders' Equity:
  Notes Payable, unsecured short-term
     Commercial paper.......................................   $17,184.5     $18,583.3
     Bank loans.............................................     1,202.1            --
  Long-Term Debt, unsecured due within one year
     Senior.................................................     4,190.5       5,913.6
     Subordinated...........................................          --            --
     Capital................................................         0.1           0.1
  Accounts Payable and Accruals.............................       960.4         890.8
  Long-Term Debt, unsecured
     Senior.................................................    20,519.5      20,468.5
     Subordinated...........................................       425.0         425.0
     Capital................................................         0.3           0.3
                                                               ---------     ---------
          Total Long-Term Debt..............................    20,944.8      20,893.8
  Stockholders' Equity......................................     6,048.7       6,521.8
                                                               ---------     ---------
          Total Liabilities and Stockholders' Equity........   $50,531.1     $52,803.4
                                                               =========     =========

                             ---------------------

     On October 13, 1998, the Company reported unaudited results for the nine months ended September 30, 1998. Such results, compared to the unaudited results of operations for the similar period of the prior fiscal year, were as follows:
Revenue -- $5.3 billion (1998), $5.3 billion (1997); Earnings before Provision for Income Taxes -- $1,122.5 million (1998), $1,061.1 million (1997); and Net Earnings -- $711.9 million (1998), $671.1 million (1997).

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company and its subsidiaries at June 30, 1998, derived without material adjustment from the unaudited financial statements of the Company included in its Quarterly Report on Form 10-Q for the six months ended June 30, 1998, and is qualified in its entirety by the detailed information set forth therein (in millions):

                                                              AT JUNE 30
                                                                1998(1)
                                                              -----------
                                                              (UNAUDITED)
DEBT:
  Commercial Paper and other borrowings(2)..................   $24,497.0
  Long-Term Debt, unsecured
     Senior Notes...........................................    20,468.5
     Subordinated Notes.....................................       425.0
     Capital Notes..........................................         0.3
                                                               ---------
          Total Long-Term Debt..............................    20,893.8
STOCKHOLDERS' EQUITY:
  Class B Common Stock, $100 Par Value, 2,000,000 shares
     authorized, 1,000,000 shares issued and outstanding....       100.0
  Common Stock, no par value, 5,000 shares authorized, 260
     shares issued and outstanding, at stated value.........        47.0
  Paid-in Capital...........................................     1,667.8
  Retained Earnings.........................................     4,701.5
  Accumulated Other Comprehensive Income....................         5.5
                                                               ---------
          Total Stockholders' Equity........................     6,521.8
                                                               ---------
TOTAL CAPITALIZATION........................................   $51,912.6
                                                               =========

---------------

(l) There has been no material change in the consolidated capitalization of the Company considered as a whole since June 30, 1998. Accordingly, no adjustments have been made for debt issuances and retirements in the ordinary course of the Company's financing activities subsequent to June 30, 1998.

(2) Includes $5.9 billion of long-term debt due within one year. The Company maintains credit facilities in support of its short-term borrowings. At June 30, 1998, the Company's short-term bank lines, revolving credit facilities and receivables purchase facilities with banks aggregated $16.7 billion (none of which was utilized at such date).

                            DESCRIPTION OF THE NOTES

     The following description of the specific terms of the Notes (referred to in the attached Prospectus as "Debt Securities") supplements the more general description of the Debt Securities contained in the Prospectus. If there are any inconsistencies between the information in this section and the information in the Prospectus, the information in this section controls. Investors should read this section together with the section called "Description of Debt Securities" in the Prospectus. Any capitalized terms that are defined in the Prospectus have the same meanings in this section unless a different definition appears in this section. The Company qualifies the description of the Notes by reference to the Indenture.

GENERAL

     The Notes:

     - will be senior debt of the Company;

     - will be issued as separate series under the Indenture between the Company and the Trustee, The Chase Manhattan Bank ("Chase"), dated as of November 1, 1995;

     - will be limited in aggregate principal amount to $            (in the
       case of the 20** Notes) and $            (in the case of the 20**
       Notes) (subject to increase by any further issues designated as part of the same series);

     - will mature and become due and payable, together with any accrued and unpaid interest on November 1, 20** (in the case of the 20** Notes) and November 1, 20** (in the case of the 20**Notes); and

     - will not be redeemable by the Company prior to maturity unless certain events occur involving United States taxation. See "-- Redemption for Tax Reasons."

INTEREST

     The Notes will bear interest at the rate of      % per annum (in the case
of the 20** Notes) and   % per annum (in the case of the 20** Notes).
Interest will accrue from November   , 1998 or from the last date on which the
Company paid interest. The Company will make interest payments semiannually on May 1 and November 1 of each year, starting May 1, 1999 (each an "Interest Payment Date") and at maturity. The Company will make interest payments to the person in whose name the Notes are registered at the close of business on the April 15 and October 15 before the next Interest Payment Date. If the Interest Payment Date is not a Business Day, payment of interest will be made on the next day that is a Business Day.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will pay, subject to certain exceptions set forth below and to the Company's right of redemption for tax reasons, to a holder of a Note, such additional amounts as may be necessary in order that every net payment of the principal of and interest on any Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such holder, or by reason of the making of such payments, by the United States or any taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable ("Additional Amounts").

The Company shall not be required, however, to make any payment for any Additional Amounts for or on account of:

          (i) any tax, assessment or other governmental charge which would not have been imposed but for (A) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, or a person holding a power over such holder if such holder is an estate or trust, or member or shareholder of, such holder, if such holder is a partnership or corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power over, member or shareholder) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein or (B) a bank receiving interest described in Section 881(c)(3)(A) of the United States Internal Revenue Code of 1986, as amended (the "Code") or (C) such holder's present or future status as a domestic or foreign personal holding company or controlled foreign corporation or passive foreign investment company or private foundation or tax exempt organization, with respect to the United States of America or a corporation which accumulates earnings to avoid United States federal income tax;

          (ii) any estate, inheritance, gift, sales, use, transfer, excise, personal property or similar tax, assessment or other governmental charge;

          (iii) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 30 days after the payment becomes due or is duly provided for, whichever occurs later;

          (iv) any tax, assessment or other governmental charge which is (A) payable otherwise than by withholding from payment of principal of, or interest on, such Note or (B) required to be withheld by any paying agent from any such payment, if such payment may be made without withholding by any other paying agent outside the United States;

          (v) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections of the holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or any political subdivision or taxing authority thereof or therein or by an applicable tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

          (vi) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a Note that is a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code, and the regulations that may be promulgated thereunder) of the Company or is a controlled foreign corporation related to the Company within the meaning of
     Section 864(d)(4) of the Code; or

          (vii) any combination of items (i) through (vi);

nor shall any Additional Amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such Note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.

REDEMPTION FOR TAX REASONS

     Subject to the conditions described below, the Notes of each series may be redeemed, as a whole but not in part, at the option of the Company upon not more than 60 days nor less than 30 days prior notice to the holders thereof at a redemption price equal to 100% of their principal amount, together with interest accrued, if any, to but excluding the date fixed for redemption, if on the next succeeding Interest Payment Date the Company determines that, as a result of any change in or amendment to the laws or treaties, or any regulations or rulings promulgated thereunder, of the United States affecting taxation, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of such laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States affecting taxation) which change or amendment is made effective or is proposed on or after the original issue date of the Notes of such series, or any other action predicated on such amendment or change taken by any taxing authority or court of competent jurisdiction in the United States or the official proposal of such action, whether or not such action or proposal was taken or made with respect to the Company, the Company has or will become obligated to pay Additional Amounts on any Note of such series and such obligation cannot be avoided by the Company by any reasonable measures available to it which (in the good faith opinion of the Company) will not have a material adverse impact on the conduct of its business. Prior to the giving of any notice of redemption pursuant to the preceding paragraph, the Company shall deliver to the Trustee (i) a certificate stating that it is entitled to effect such redemption and setting forth a supportive statement of facts and (ii) a written opinion of independent legal counsel of recognized standing to such effect based upon such statement of facts. In addition, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts were a payment in respect of the Notes of such series then due.

BOOK-ENTRY NOTES -- REGISTRATION, TRANSFER AND PAYMENT OF INTEREST AND PRINCIPAL

  The Depositary, Cedel Bank and Euroclear

     Upon issuance, the Notes of each series will be represented by one or more fully registered global notes (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto ( or the "Depositary"), as Depositary, and registered in the name of Cede & Co. (the Depositary's partnership nominee). Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the Global Notes through either the Depositary (in the United States) or Cedel Bank, societe anonyme ("Cedel Bank"), and Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Cedel Bank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedel Bank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Cedel Bank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

     So long as the Depositary, or its nominee, is a registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, the actual owners of the Notes represented by a Global Note (the "Beneficial Owners") will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the

Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     The Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, if a successor depositary is not appointed by the Company within 90 days, the Company will issue individual definitive Notes in exchange for all the Global Notes representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes of any series represented by Global Notes and, in such event, will issue individual definitive Notes in exchange for all the Global Notes representing the Notes of such series. Individual definitive Notes so issued will be issued in denominations of $1,000 and any larger amount that is an integral of $1,000 and registered in such names as the Depositary shall direct.

     The following is based on information furnished by the Depositary:

     The Depositary will act as securities depositary for the Notes. The Notes will be issued as fully registered notes registered in the name of Cede & Co. (the Depositary's partnership nominee). One or more fully registered Global Notes will be issued for each series of Notes in the aggregate principal amount of such series, and will be deposited with the Depositary.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Notes on the Depositary's records. The ownership interest of each Beneficial

Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except as provided above.

     To facilitate subsequent transfers, all Notes deposited with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, Additional Amounts, if any, and/or interest payments on the Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, Additional Amounts, if any, and/or interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

     Cedel Bank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedel Bank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Cedel Bank provides to Cedel Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depositary, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant either directly or indirectly.

     Distributions with respect to the Notes held beneficially through Cedel Bank will be credited to cash accounts of Cedel Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedel Bank.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

  Global Clearance and Settlement Procedures

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between the Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedel Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedel Bank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedel or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedel Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

     Because of time-zone differences, credits of Notes received in Cedel Bank or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Cedel Participants on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of Notes by or through a Cedel Participant or a Euroclear Participant to a Depositary Participant will be received with value on the Depositary settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

NOTICES AND DEFINITIVE NOTES

     Notices to holders of the Notes will be sent by mail to the registered holders and, so long as the Notes are listed on the Luxembourg Stock Exchange, will be published in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

     In the event definitive Notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of Chase Manhattan Bank Luxembourg S.A. or its successor as paying agent in Luxembourg with respect to the Notes.

     The Company has appointed Chase Manhattan Bank Luxembourg S.A. as a paying agent in Luxembourg with respect to the Notes, and as long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg.

FURTHER ISSUES

     The Company may from time to time, without notice to or the consent of the registered holders of the Notes of any series, create and issue further notes of such series ranking pari passu with the Notes of such series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the Notes of such series and have the same terms as to status, redemption or otherwise as the Notes of such series.

GOVERNING LAW

     The Indenture and the Notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

     Chase is the trustee for thirty-one other series of debt securities which the Company has issued under the Indenture. Additionally, Chase is the trustee for other debt securities which the Company issued under indentures originally executed by Manufacturers Hanover Trust Company and Chemical Bank. The Company also uses Chase for other banking services in the normal course of its business.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Notes as a part of a hedging, conversion or constructive sale transaction or a straddle or holder of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PAYMENTS OF INTEREST

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     A United States Holder's tax basis in a Note will, in general, be the amount the United States Holder paid for such Note. Upon the sale, exchange, retirement or other disposition of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

TAX CONSEQUENCES OF SATISFACTION AND DISCHARGE

     In that event the Company discharges its obligations under the Notes, pursuant to satisfaction and discharge provisions of the Indenture, the IRS may take the view that such a discharge constitutes the retirement of the Notes and the issuance of new obligations with the result that United States Holders of the Notes would recognize any gain or loss realized on such a retirement, although any such gain would generally not be taxable to Non-United States Holders under the circumstances outlined below. Furthermore, following discharge, the Notes might be subject to withholding, backup withholding and/or information reporting.

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on a Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code, (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder and (v) such interest is not considered contingent interest under section 871(h)(4)(A) of the Code and the regulations thereunder;

          (b) no withholding of United States federal income tax will be required with respect to any gain or income by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note; and

          (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in
(a)(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

     If a non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest made to such non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If a non-United States Holder is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such interest on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in a taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal and interest paid on Notes and to the proceeds derived from the sale of a Note paid to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder (i) fails to provide a taxpayer identification number (which for an individual would be his or her social security number) to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments of the principal or interest on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, after December 31, 1998, if such nominee, custodian, agent or broker is a foreign partnership, in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments of principal and interest on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

     The Company and the Underwriters have entered into an underwriting
agreement dated October   , 1998. Under the underwriting agreement, the Company
has agreed to sell, and each Underwriter has agreed to purchase, the amount of the Notes set forth opposite its name.

                                                        PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
UNDERWRITERS                                             OF 20** NOTES      OF 20** NOTES
------------                                            ----------------   ----------------
Bear, Stearns & Co. Inc...............................    $                  $
Warburg Dillon Read LLC...............................
 ......................................................
 ......................................................
 ......................................................
                                                          ------------       ------------
          Total.......................................    $                  $
                                                          ============       ============

     Bear, Stearns & Co. Inc. and Warburg Dillon Read LLC are acting as joint book managers in connection with the offering of the Notes.

     The obligations of the Underwriters to purchase the Notes are subject to certain conditions. If any of the Notes are purchased, the Underwriters will be obligated to purchase the entire principal amount of Notes.

     The Underwriters have advised us that they initially propose to offer the Notes to the public at the prices stated on the cover page of this Prospectus Supplement and to certain dealers at a price less a concession of no more than
 .     % (in the case of the 20** Notes) and .     % (in the case of the 20**
Notes) of the principal amount of the Notes. The Underwriters may allow, and
such dealers may reallow, a discount of no more than .     % (in the case of the
20** Notes) and .     % (in the case of the 20** Notes) of the principal
amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may change the public offering price, the concession to selected dealers and the allowance to other dealers.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters have provided investment and commercial banking services to the Company. The Underwriters may provide such services in the future.

     Application has been made to list the Notes on the Luxembourg Stock Exchange. There can be no assurance that such listing will be obtained. The Notes have been approved for clearance through the Cedel Bank and Euroclear systems.

     The Underwriters have advised the Company that they presently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters are not obligated to make a market in the Notes and they may discontinue such market making at any time in their sole discretion. Accordingly, there may not be adequate liquidity or adequate trading markets for the Notes.

     To facilitate this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to broker-dealers if the Underwriters previously distributed the Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     Each Underwriter has agreed that it has not offered or sold, and prior to the date that is six months after the date of issue of the Notes it will not offer or sell, any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995. Each Underwriter has agreed that it has and will continue to comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom. Furthermore, each Underwriter has agreed that it has only issued or passed on and will only issue or pass on in the United Kingdom this Prospectus Supplement (or any other document received by it in connection with the issuance of the Notes) to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom this Prospectus Supplement or such other document may otherwise lawfully be issued or passed upon.

     Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the Underwriting Agreement.

     Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover page.

     The Underwriters are offering the Notes subject to prior sale and their acceptance of the Notes from the Company. The Underwriters reserve the right to reject any order in whole or in part.

     The settlement date for the purchase of the Notes will be November   ,
1998, as agreed upon by the Company and Underwriters pursuant to Rule 15c6-1 under the Exchange Act.

                              GENERAL INFORMATION

     Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Notes have been deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Prospectus Supplement, the accompanying Prospectus, the Indenture and the Company's 1997 10-K and the 1998 10-Q Reports, as well as all other documents incorporated by reference herein including future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, so long as the Notes are listed on the Luxemburg Stock Exchange, will be made available for inspection at the main office of Banque Internationale a Luxembourg. Banque Internationale a Luxembourg will act as a contact between the Luxembourg Stock Exchange and the Company or the holders of the Notes. In addition, copies of the 1997 10-K Report, the 1998 10-Q Reports and the 1998 Form 8-K Reports of the Company may be obtained free of charge at such office.

     Other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of the Company's knowledge and belief, there has been no material adverse change in the financial position of the Company on a consolidated basis since June 30, 1998.

     Other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of the Company's knowledge and belief, the Company is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have, or have had, since December 31, 1997, a significant effect on the Company's consolidated financial position.

     Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of the Company on September 1, 1998 and the Special Committee
thereof on           , 1998.

     The 20** Notes have been assigned CUSIP No.           , Euroclear and
Cedel Bank Common Code No.          and ISIN No.      . The 20** Notes have
been assigned CUSIP No.           , Euroclear and Cedel Bank Common Code No.
          , and ISIN No.           .

PROSPECTUS

(LOGO)
                         LOGO

                                Debt Securities

                      Warrants to Purchase Debt Securities
                             ---------------------

     Associates Corporation of North America (the "Company") from time to time may issue in one or more series its unsecured debt securities ("Debt Securities"), which may either be senior (the "Senior Securities") or subordinated (the "Subordinated Securities") in priority of payment, and warrants to purchase Debt Securities (the "Warrants") (the Debt Securities and the Warrants are collectively referred to herein as the "Securities") for proceeds up to $12,500,000,000, or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit. The Debt Securities of each series will be offered in amounts, at prices and on terms determined at the time of sale. The Debt Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of and any interest on the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units. The specific designation, priority, aggregate principal amount, the currency or currency unit for which the Securities may be purchased, the currency or currency unit in which the principal and any interest is payable, the rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price, any redemption terms or other specific terms of the Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other terms of the Warrants.

     The Securities may be sold through underwriters or dealers or may be sold by the Company directly or through agents designated from time to time. The names of any underwriters or agents involved in the sale of the Securities in respect to which this Prospectus is being delivered and their compensation are set forth in the Prospectus Supplement.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.   ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 15, 1998

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Website that contains reports, and other information regarding registrants that file electronically, such as the Company. The address of the Commission's Website is http://www.sec.gov. Such reports and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's debt securities are listed. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

     The Company intends to publish annual reports with financial information that has been examined and reported upon, with an opinion expressed, by an independent certified public accountant. These reports will not be distributed to holders of the Securities but will be available to them upon request.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, its Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998 and the quarter ended June 30, 1998 and its Current Reports on Form 8-K filed as of January 7, 1998, January 20, 1998, March 3, 1998, March 25, 1998, April 8, 1998, April 14, 1998, April 17, 1998, May 5, 1998, May 22, 1998, June
25, 1998, July 14, 1998, July 28, 1998, August 11, 1998, August 26, 1998,
September 29, 1998 and October 13, 1998, filed with the Commission pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO: ASSOCIATES CORPORATION OF NORTH AMERICA, P.O. BOX 660237, DALLAS, TX 75266-0237, ATTENTION: SECRETARY (TEL. 972-652-4000).

                                  THE COMPANY

     Associates Corporation of North America ("Associates" or the "Company"), a Delaware corporation, is a wholly-owned subsidiary and principal U.S.-based operating unit of Associates First Capital Corporation ("First Capital"). Prior to April 7, 1998, First Capital was a majority indirect-owned subsidiary of Ford Motor Company ("Ford"). On April 7, 1998, Ford completed a spin-off of its interest in First Capital in the form of a tax-free distribution of its First Capital shares to Ford Common and Ford Class B stockholders whereby First Capital is no longer a subsidiary of Ford. All the outstanding stock of Associates is owned directly or indirectly by First Capital. Unless the context otherwise requires, reference to Associates or to the Company includes Associates and all its subsidiaries.

     The Company is a leading, diversified consumer and commercial finance organization which provides finance, leasing and related services to individual consumers and businesses in the United States. The Company's consumer finance operations consist of a variety of specialized consumer financing products and services, including home equity lending, personal lending, retail sales finance and purchasing participations in credit card receivables originated by an affiliate. The Company's commercial finance operations primarily provide retail financing, leasing and wholesale financing for heavy-duty and medium-duty trucks and truck trailers, construction, material handling and other industrial equipment, manufactured housing and auto fleet leasing and other commercial products and services. As part of its consumer finance and commercial finance activities, the Company makes available to its customers credit-related and other insurance products.

     At December 31, 1997, Associates had 1,580 branch offices in the United States and Puerto Rico. The principal executive offices of the Company are located at 250 East Carpenter Freeway, Irving, TX 75062-2729 and its mailing address is P.O. Box 660237, Dallas, TX 75266-0237 (tel. 972-652-4000).

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of Associates for the periods indicated:

             YEAR ENDED
            DECEMBER 31                  SIX MONTHS
  --------------------------------         ENDED
  1993   1994   1995   1996   1997     JUNE 30, 1998
  ----   ----   ----   ----   ----   ------------------
  1.64   1.64   1.56   1.59   1.56          1.52

For purposes of computing the ratio of earnings to fixed charges, the term "earnings" represents earnings before provision for income taxes, and cumulative effect of changes in accounting principles, plus fixed charges. "Fixed charges" represent interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

                            APPLICATION OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities will be added to the general funds of the Company to be applied to fund investments in, or extensions of credit to, its subsidiaries; to reduce other outstanding indebtedness; to fund acquisitions by the Company and its subsidiaries of other companies or finance receivables; or for such other purposes as may be set forth in the Prospectus Supplement. Pending such application, such net proceeds may be temporarily invested or applied to the reduction of short-term debt. The Company expects from time to time to continue to incur short-term and long-term debt and to effect other financings, the amounts of which cannot now be determined.

                         DESCRIPTION OF DEBT SECURITIES

                                    GENERAL

     The Debt Securities will constitute either senior or subordinated debt of the Company. The Debt Securities will be issued under one or more separate indentures described below for Senior Securities (each, a "Senior Indenture") or for Subordinated Securities (each, a "Subordinated Indenture"), in each case between the Company and a banking institution organized under the laws of the United States of America or of any State thereof (each, a "Trustee"). The Senior Indentures and the Subordinated Indentures are hereinafter collectively referred to as the "Indentures" and individually as an "Indenture". The following summary of provisions of the Indentures does not purport to be complete and is qualified in its entirety by reference to the applicable Indenture, which is filed as an exhibit to the Registration Statement. All article and section references appearing herein are to articles and sections of the applicable Indenture, and all capitalized terms have the meanings specified in such Indenture.

     None of the Indentures limits the amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities may be issued thereunder up to the aggregate principal amount authorized from time to time by the Company and may be denominated in any currency or currency unit designated by the Company. The Indentures do not contain any covenant or other provision that is specifically intended to afford any Holder special protection in the event of a highly leveraged transaction. Reference is made to the Prospectus Supplement which accompanies this Prospectus for the following terms and other information to the extent applicable with respect to the Debt Securities being offered thereby: (1) the designation, aggregate principal amount, authorized denominations and priority of such Debt Securities; (2) the percentage of the principal amount at which such Debt Securities will be issued;
(3) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Debt Securities may be payable; (4) the date on which such Debt Securities will mature; (5) the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate; (6) the dates on which such interest, if any, will be payable; (7) whether such Debt Securities are to be issued in whole or in part in the form of one or more global securities (each a "Global Security") and, if so, the identity of a depositary (the "Depositary") for such Global Security or Securities; and (8) any redemption or other specific terms with respect to such Debt Securities.

     If any of the Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     The Debt Securities may be issued in fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons or in bearer form with coupons. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be only Fully Registered Securities (sec.sec.3.01, 3.02). In addition, Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities (sec.2.04). See "Global Securities" below.

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in individually certificated form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of such Depositary to such Depositary, or to a successor of such Depositary or a nominee of such successor (sec.2.04).

     The specific terms of the depositary arrangement with respect to any series of Debt Securities and the rights of and limitations on owners of beneficial interests in a Global Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

RESTRICTIVE PROVISIONS

     None of the Indentures limits the amount of other debt which may be issued by the Company or the amount of dividends or other payments which may be paid with respect to, or the redemption or acquisition of, its equity securities by the Company or its subsidiaries, but each Indenture contains a covenant that neither the Company nor any Finance or Insurance Subsidiary will create or incur any mortgage, pledge, or charge of any kind on any of its properties, except for: intercompany mortgages or pledges from subsidiary to parent corporation or to any other Finance or Insurance Subsidiary; purchase money liens or leases; acquisitions of subsidiaries, the physical properties or assets of which are subject to liens; liens created in the ordinary course of business by subsidiaries for money borrowed if such subsidiaries operate in foreign countries or prior to becoming a subsidiary had borrowed on a secured basis; sale and leaseback arrangements upon any real property; renewals or refundings of any of the foregoing; and certain other minor exceptions. Each Indenture also contains a covenant restricting certain transactions by the Company or its Subsidiaries with any Controlling Person or Controlling Person Subsidiary (sec.6.02).

     A restriction contained in the Company's 6% Senior Notes due March 15, 1999 generally limits payments of cash dividends on the Company's common stock in any year to not more than 50% of consolidated net earnings for such year, plus increases in contributed capital and extraordinary gains. This restriction shall not apply to any company into which the Company shall be merged, with which the Company shall be consolidated or to which substantially all the assets of the Company shall be transferred; provided, that such company shall have satisfied all the requirements of the indenture under which such 6% Senior Notes were issued. Unless otherwise set forth in the Prospectus Supplement relating to any series of Debt Securities, no such restriction will be contained in any series of Debt Securities issued under the Indentures.

MODIFICATION OF INDENTURES

     Each Indenture, the rights and obligations of the Company and the rights of the Holders may be modified with respect to one or more series of Debt Securities issued under such Indenture with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each such series affected by the modification or amendment. No modification of the terms of payment of principal or interest, and no modification reducing the percentage required for modification is effective against any Holder without his consent. No modification of the Senior Indentures subordinating the indebtedness evidenced by any series of Senior Securities issued thereunder to any other indebtedness of the Company is effective against any Holder of a Senior Security issued thereunder without his consent, and no modification of the Subordinated Indenture subordinating the indebtedness evidenced by any series of Subordinated Securities issued thereunder to any indebtedness of the Company other than Superior Indebtedness is effective against any Holder of Subordinated Securities without his consent. For the purpose of these provisions, a holder of an unexpired

Warrant shall be deemed to be the Holder of the principal amount of Debt Securities issuable upon exercise of such Warrant (sec.6.03, sec.12.01).

EVENTS OF DEFAULT

     Each Indenture provides that the following are Events of Default with respect to any series of Debt Securities issued thereunder: default in the payment of the principal of any Debt Security of such series when and as the same shall be due and payable; default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; default for 30 days in the payment of any installment of interest on any Debt Security of such series; default for 60 days after notice in the performance of any other covenant in respect of the Debt Securities of such series contained in the Indenture; certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; default for 30 days in the payment of any installment of interest on any evidence of indebtedness (including any other series of Debt Securities issued under the same Indenture) issued, assumed or guaranteed by the Company or default in the payment of any principal of any such evidence of indebtedness; and any other Event of Default provided in the applicable Board Resolution or supplemental indenture under which such series of Debt Securities is issued (sec.8.01). An Event of Default with respect to a particular series of Debt Securities issued under an Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under such Indenture. The appropriate Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal or interest) if it considers such withholding in the interests of such Holders.

     If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the appropriate Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all the Debt Securities of such series to be due and payable immediately (sec.8.01).

     Within four months after the close of each fiscal year, the Company must file with each Trustee a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default, and, if so, specifying each such default and the nature thereof (sec.6.02).

     Subject to provisions relating to its duties in case of default, a Trustee shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of any Holders, unless such Holders shall have offered to such Trustee reasonable indemnity (sec.9.03). Subject to such provisions for indemnification, the Holders of a majority in principal amount of the Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the appropriate Trustee, or exercising any trust or power conferred upon such Trustee, with respect to the Debt Securities of such series (sec.8.06).

PAYMENT AND TRANSFER

     Principal of, premium, if any, and interest, if any, on Fully Registered Securities are to be payable at the Corporate Trust Office of the Trustee under the applicable Indenture or any other office maintained by the Company for such purposes, provided that payment of interest, if any, will be made, unless otherwise provided in the applicable Prospectus Supplement, by check mailed to the persons in whose names such Securities are registered at the close of business on the day or days specified in the Prospectus Supplement accompanying this Prospectus (sec.sec.3.08, 3.11). The principal of, premium, if any, and interest, if any, on Debt Securities in other forms will be payable in such manner and at such place or places as may be designated by the Company and specified in the applicable Prospectus Supplement (sec.3.11).

     Fully Registered Securities may be transferred or exchanged at the Corporate Trust Office of the Trustee under the applicable Indenture or at any other office or agency maintained by the Company for such purposes, subject to the limitations in the applicable Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Debt Securities in other forms will be set forth in the applicable Prospectus Supplement (sec.3.05).

                               SENIOR SECURITIES
SUPERIOR INDEBTEDNESS

     The Senior Securities will constitute part of the Superior Indebtedness of the Company and will rank pari passu with all outstanding senior debt. The outstanding Subordinated Indebtedness and Capital Indebtedness have been subordinated, as to payment of principal, premium, if any, and interest, if any, to all other liabilities of the Company, including the Senior Securities.

                            SUBORDINATED SECURITIES
SUBORDINATION

     The Subordinated Securities will be subordinate and junior in right of payment in all respects to all Superior Indebtedness of the Company, whether outstanding at the date of the Subordinated Indenture or incurred after such date. The term "Superior Indebtedness" is defined to mean (i) all obligations of the Company which in accordance with generally accepted accounting principles are classified as liabilities on the Company's balance sheet and (ii) guaranties of, endorsements and other contingent obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, except other Subordinated Indebtedness and Capital Indebtedness (sec.15.01 of the Subordinated Indenture). "Subordinated Indebtedness" is defined to mean all Indebtedness of the Company which is subordinate and junior in right of payment to Superior Indebtedness, but does not include "Capital Indebtedness", which is defined to be Indebtedness subordinate and junior to Subordinated Indebtedness and Superior Indebtedness (sec.1.01 of the Subordinated Indenture). At June 30, 1998, Superior Indebtedness aggregated approximately $45.5 billion. The amount of additional Superior Indebtedness which the Company may issue is not subject to any limitation.

     Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, the holders of all Superior Indebtedness will first be entitled to receive payment in full of principal of and interest, if any, on such Superior Indebtedness before the Holders of Subordinated Securities are entitled to receive any payment on Subordinated Securities. In the event that any Subordinated Security is declared due and payable because of the occurrence of an Event of Default, under circumstances when the provisions of the foregoing sentence are not applicable, the Trustee under the Subordinated Indenture or the Holders of Subordinated Securities shall be entitled to payment only after there shall first have been paid in full the Superior Indebtedness outstanding at the time such Subordinated Security so becomes due and payable because of such Event of Default (Article Fifteen of the Subordinated Indenture).

                            CONCERNING THE TRUSTEES

     Business and other relationships (including other trusteeships) between the Company and its affiliates and each Trustee under any Indenture pursuant to which any of the Debt Securities to which the Prospectus Supplement accompanying this Prospectus are described in such Prospectus Supplement.

     In the event Debt Securities are issued pursuant to an Indenture with a Trustee which is also a Trustee for any subordinate or superior class of Debt Securities pursuant to an Indenture, the occurrence of any default under either Indenture could create a conflicting interest for the respective Trustee under the Trust Indenture Act of 1939, as amended (the "1939 Act"). If such default has not been cured or waived within 90 days after such Trustee has or acquires a conflicting interest, such Trustee generally is required by the 1939 Act to eliminate such conflicting interest or resign as Trustee with respect to the Debt Securities issued under one such Indenture. In the event of the Trustee's resignation, the Company shall promptly appoint a successor trustee with respect to the affected Debt Securities.

                            DESCRIPTION OF WARRANTS

     The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of a Warrant Agreement (the "Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Warrant Agent"), a form of which is filed as an exhibit to the Registration Statement.

GENERAL

     The Warrants, evidenced by Warrant certificates (the "Warrant Certificates"), may be issued under the Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Warrants; (iii) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (iv) if applicable, the date on and after which the Warrants and the related Debt Securities will be separately transferable;
(v) the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) federal income tax consequences; (viii) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (ix) any other terms of the Warrants.

     Warrant Certificates may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent or any Co-Warrant Agent, which will be listed in the Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of Holders of Debt Securities (except to the extent that the consent of Warrantholders may be required for certain modifications of the terms of the Indenture and the series of Debt Securities issuable upon exercise of the Warrants) and are not entitled to payments of principal of and interest, if any, on such Debt Securities.

EXERCISE OF WARRANTS TO PURCHASE DEBT SECURITIES

     Warrants may be exercised by surrendering the Warrant Certificate at the corporate trust office of the Warrant Agent or at the corporate trust office of the Co-Warrant Agent, if any, with the form of election to purchase on the reverse side of the Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Warrants, the Warrant Agent or Co-Warrant Agent, if any, will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such holder. If less than all of the Warrants evidenced by the Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in any one or more of the following ways from time to time: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company's Prospectus Supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

     Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except
(i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of Securities that may stabilize, maintain, or otherwise affect the price of such Securities, such intention and a description of such transactions will be described in the Prospectus Supplement.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The legality of the Securities will be passed upon for the Company by Timothy M. Hayes or Frederic C. Liskow, each an Assistant General Counsel, 250 East Carpenter Freeway, Irving, TX 75062-2729, and for any underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York 10019. Mr. Hayes and Mr. Liskow own shares of Class A Common Stock of the Company's parent, First Capital, and have options to purchase additional shares of such Class A Common Stock.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  THE COMPANY

                    ASSOCIATES CORPORATION OF NORTH AMERICA
                           250 East Carpenter Freeway
                            Irving, Texas 75062-2729

                            TRUSTEE AND PAYING AGENT

                            THE CHASE MANHATTAN BANK
                                One Chase Plaza
                               New York, New York

                            LUXEMBOURG PAYING AGENT

                      CHASE MANHATTAN BANK LUXEMBOURG S.A.
                                 5 Rue Plaetis
                                     L-2338
                                   Luxembourg

                                 LEGAL ADVISORS

             To the Underwriters                               To the Company
           as to United States Law                         as to United States Law
   LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.                 FREDERIC C. LISKOW, ESQ.
            125 West 55th Street                Vice President and Assistant General Counsel
          New York, New York 10019

                                    AUDITORS

                                 To the Company
                           PRICEWATERHOUSECOOPERS LLP
                         1999 Bryan Street, Suite 3000
                              Dallas, Texas 75201

                                 LISTING AGENT

                       BANQUE INTERNATIONALE A LUXEMBOURG
                                69 route d'Esch
                                     L-1470
                                   Luxembourg

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Documents Incorporated by Reference...   S-2
The Company...........................   S-3
Summary Financial Information.........   S-6
Capitalization........................   S-8
Description of the Notes..............   S-9
Certain United States Federal Income
  Tax Considerations..................  S-16
Underwriting..........................  S-19
General Information...................  S-21

PROSPECTUS
Available Information.................     2
Documents Incorporated by Reference...     2
The Company...........................     3
Application of Proceeds...............     3
Description of Debt Securities........     4
Description of Warrants...............     8
Plan of Distribution..................     9
Legal Opinions........................    10
Experts...............................    10

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                               $

                               [ASSOCIATES LOGO]

                                     (LOGO)
                                  $
                                    % SENIOR NOTES
                             DUE NOVEMBER 1, 20**
                                  $
                                    % SENIOR NOTES
                             DUE NOVEMBER 1, 20**

                             PROSPECTUS SUPPLEMENT

                            BEAR, STEARNS & CO. INC.

                            WARBURG DILLON READ LLC

                                OCTOBER   , 1998

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